Exhibit 4.6
EXECUTION COPY
SERIES D WARRANT AGREEMENT
Dated as of August 27, 2009

TABLE OF CONTENTS

1.	ISSUANCE		1
2.	DEFINITIONS AND INTERPRETATION		1
	2.1	Definitions	1
	2.2	Interpretations	7
3.	EXERCISE OF WARRANT		7
	3.1	Exercise	7
	3.2	Manner of Exercise	7
	3.3	Payment of Charges	9
	3.4	Fractional Shares	9
4.	TRANSFER, DIVISION AND COMBINATION		9
	4.1	Transfer	9
	4.2	Division and Combination	9
	4.3	Expenses	10
	4.4	Maintenance of Books	10
5.	EXERCISE PRICE; ANTIDILUTION PROVISIONS		10
	5.1	Exercise Price.	10
	5.2	Adjustments; Exceptions	10
	5.3	Effect on Exercise Price of Certain Events	12
	5.4	Notices	15
6.	NO IMPAIRMENT		15
7.	RESERVATION AND AUTHORIZATION OF COMMON STOCK; REGISTRATION WITH OR APPROVAL OF ANY GOVERNMENTAL AUTHORITY		15
8.	NOTICE OF CORPORATE ACTIONS; TAKING OF RECORD; TRANSFER BOOKS		16
	8.1	Notices of Corporate Actions	16
	8.2	Taking of Record	17
	8.3	Closing of Transfer Books	17
9.	TRANSFER RESTRICTIONS; LEGENDS		17
	9.1	Restrictions on Transfer and Entry into Shareholders Agreement and Registration Rights Agreement	17
	9.2	Legends	17
10.	LOSS OR MUTILATION		19
11.	OFFICE OF THE COMPANY		19
12.	FINANCIAL AND BUSINESS INFORMATION		19
	12.1	Deliveries	19
	12.2	Financial Statements	21

13.	REPRESENTATIONS AND WARRANTIES		21
	13.1	Holders	21
	13.2	Company	21
14.	MISCELLANEOUS		22
	14.1	Nonwaiver	22
	14.2	Notice Generally	22
	14.3	Indemnification	22
	14.4	Limitation of Liability; No Stockholder Rights	23
	14.5	Remedies	23
	14.6	Successors and Assigns	23
	14.7	Amendment	23
	14.8	Severability	23
	14.9	Governing Law; Jurisdiction	23

Exhibits

Exhibit A		Form of Warrant Certificate

SERIES D WARRANT AGREEMENT
XStream Systems, Inc.
          THIS SERIES D WARRANT AGREEMENT (this “Agreement”) is entered into as of this 27th day of August, 2009, between XStream Systems, Inc., a Delaware corporation (the “Company”), and the Holders from time to time of the Warrants (as defined below) created hereunder.
          WHEREAS, in connection with the issuance and sale of its Series D Preferred Stock pursuant to the terms and conditions of the Series D Purchase Agreement, dated as of the date of this Agreement (the “Series D Purchase Agreement”), by and among the Company and the investors set forth therein (the “Series D Investors”), the Company has agreed to issue the Warrants (as defined below) on the terms set forth in this Agreement.
          NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:
1. ISSUANCE
          The Company shall issue and deliver a certificate or certificates substantially in the form of Exhibit A hereto (the “Warrant Certificates”) evidencing warrants (the “Warrants”) to purchase an aggregate of 2,100,000 shares of Common Stock at the per share exercise price specified in Section 5 on the terms and conditions set forth in this Agreement. Each Warrant Certificate shall be dated the date of issuance. An officer shall sign each Warrant Certificate by manual or facsimile signature. All Warrants shall at all times be identical as to terms and conditions and Expiration Date, except as to the number of shares of Common Stock for which they may be exercised.
2. DEFINITIONS AND INTERPRETATION
     2.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:
          “Agreed Rate” means the base rate on corporate loans posted by at least 75% of the thirty largest banks in the United States, as reported in the Money Rates section of The Wall Street Journal.
          “Agreement” shall have the meaning set forth in the preamble.
          “Amended Series B Designation” means the Amended Certificate of Designation relating to the Series B Preferred Stock filed with the Secretary of State of Delaware in connection with the closing under the Series D Purchase Agreement, as may be amended from time to time.
          “Amended Series C Designation” means the Amended Certificate of Designation relating to the Series C Preferred Stock filed with the Secretary of State of Delaware in connection with the closing under the Series D Purchase Agreement, as may be amended from time to time.
          “Board” means the board of directors of the Company.
          “Book Value” per share of Common Stock as of a date specified herein means the consolidated book value of the Company and its Subsidiaries as of such date divided by the number of shares of Common Stock Outstanding on such date. Such book value shall be determined in accordance with GAAP.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or the State of Florida are authorized or required by law to close.
          “By-laws” means the Amended and Restated By-laws of the Company as currently in effect on the date of this Agreement.
          “Catalyst” means Catalyst Capital Investments LLC, a Delaware limited liability company.
          “Catalyst Letter Agreements” means, collectively, (a) that certain letter agreement dated as of May 31, 2006 between Catalyst and the Company regarding the introduction of prospective suppliers, (b) that certain letter agreement dated as of May 31, 2006 between Catalyst and the Company regarding the introduction of prospective customers, (c) that certain Consulting Agreement dated as of May 1, 2007 between Catalyst and the Company and (d) such amendments to the foregoing or other agreements between Catalyst and the Company as may be approved by a majority of the Board (including at least one of the Investor Directors).
          “Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended to date (after giving effect to the filing of the Second Amended Series A Designation, the Amended Series B Designation, the Amended Series C Designation and the Series D Certificate of Designation with the Delaware Secretary of State), and as may be further amended or restated from time to time.
          “Common Deemed Outstanding” means, at any given time, the number of shares of Common Stock Outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 5.3(a) and 5.3(b) whether or not the Options or Convertible Securities are actually convertible or exercisable at such time.
          “Common Equivalent Basis” means, as of the date of such determination, the number of shares of Common Stock that each holder of Preferred Stock would be entitled to receive upon conversion of such holder’s Preferred Stock into Common Stock.
          “Common Stock” means (except where the context otherwise indicates) the common stock of the Company, par value $.0001 per share, as constituted on the Original Issue Date, and any capital stock into which such Common Stock may thereafter be changed, and shall also include (i) capital stock of the Company of any other class (regardless of how denominated)

issued to the holders of shares of any Common Stock upon any reclassification thereof which is also not preferred as to dividends or liquidation over any other class of stock of the Company and which is not subject to redemption and (ii) shares of common stock of any successor or acquiring corporation received by or distributed to the holders of Common Stock of the Company under the circumstances contemplated by Section 5.3(j).
          “Company” shall have the meaning set forth in the preamble.
          “Company Default” means (a) the breach of any warranty or the inaccuracy at the time when made of any representation made by the Company herein or (b) the failure by the Company to comply with any covenant of the Company contained herein.
          “Conversion Common Shares” means (i) the Common Stock issued or issuable upon conversion of the Preferred Stock and (ii) any Common Stock issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reincorporation. As to any particular Conversion Common Shares, such shares shall cease to be Conversion Common Shares when they have been (x) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (y) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act or any comparable rule under any similar federal statute then in force or (z) repurchased by the Company.
          “Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.
          “Current Market Price” means as of any specified date the average of the daily market prices of the Common Stock of the Company for the twenty (20) consecutive Business Days immediately preceding such date. The “daily market price” for each such Business Day shall be: (i) if the Common Stock is then listed on a national securities exchange, the last sale price, regular way, on such day on the principal stock exchange on which such Common Stock is then listed or admitted to trading, or, if no such sale takes place on such day, the average of the closing bid and asked prices for the Common Stock on such day as reported on such stock exchange or (ii) if the Common Stock is not then listed or admitted to trading on any national securities exchange but is traded over-the-counter, the average of the closing bid and asked prices for the Common Stock as reported on NASDAQ or the Electronic Bulletin Board or in the National Daily Quotation Sheets, as applicable.
          “Designated Office” shall have the meaning set forth in Section 11.
          “Exercise Date” shall have the meaning set forth in Section 3.2(a).
          “Exercise Notice” shall have the meaning set forth in Section 3.2(a).
          “Exercise Price” shall have the meaning specified in Section 5.1.
          “Expiration Date” means the tenth (10th) anniversary of the Original Issue Date.

          “First Closing Date” means March 14, 2007.
          “GAAP” means generally accepted accounting principles in the United States of America as from time to time in effect.
          “Holder” means the Person in whose name a Warrant is registered on the books of the Company maintained for such purpose.
          “Investor Directors” means the members of the Board designated by the Investors (as defined in the Shareholders Agreement) pursuant to the terms of the Shareholders Agreement.
          “Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction).
          “Majority Warrant Holders”, with respect to a given determination, means the Holders of Warrants exercisable for more than fifty percent (50%) of the aggregate number of shares of Warrant Stock issuable upon the exercise of all Warrants outstanding and unexercised at the time of such determination.
          “Material Adverse Effect” means an adverse effect of $100,000 or more on the condition (financial or otherwise), operating results, business, prospects, assets, operations, employee relations or customer or supplier relations of the Company and its Subsidiaries, taken as a whole; provided, however, that no change, circumstance, effect, event or fact shall be deemed to be a Material Adverse Effect to the extent that it is caused by the execution or public announcement of the Original Purchase Agreement or the Series D Purchase Agreement or the transactions contemplated hereby.
          “NASDAQ” means the NASDAQ quotation system, or any successor reporting system.
          “Option Plan” means the Company’s Amended and Restated 2004 Stock Option Incentive Plan, as amended by that certain First Amendment, dated as of July 23, 2009.
          “Options” means any agreements, rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.
          “Organic Change” shall have the meaning set forth in Section 5.3(j).
          “Original Issue Date” means the date on which the Original Warrants were issued, as set forth on the cover page of this Agreement.

          “Original Purchase Agreement” means the Series A Preferred Stock Purchase Agreement, dated as of the First Closing Date, as amended by a First Amendment dated as of the Second Closing Date, as further amended by a Second Amendment dated as of the Third Closing Date, as further amended by a Third Amendment dated as of October 16, 2008 and as further amended by a Fourth Amendment dated as of February 26, 2009.
          “Original Warrants” means the Warrants originally issued by the Company on the Original Issue Date to the Series D Investors.
          “Outstanding” means, when used with reference to Common Stock, at any date as of which the number of shares thereof is to be determined, all issued shares of Common Stock, except shares then owned or held by or for the account of the Company or any Subsidiary thereof, and shall include all shares issuable in respect of outstanding scrip or any certificates representing fractional interests in shares of Common Stock.
          “Permitted Issuances” means the issuance and sale of the Preferred Stock expressly contemplated by the Original Purchase Agreement and the Series D Purchase Agreement.
          “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).
          “Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.
          “Qualified IPO” means the receipt by the Company of total gross offering proceeds of at least $50,000,000 from the sale to the public of shares of Common Stock at a gross price per share not less than $16 (as adjusted to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) pursuant to a firm commitment underwritten offering under an effective registration statement under the Securities Act, or any comparable statement under any similar federal statute then in force.
          “Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of the date of this Agreement, as amended, by and among the Company and the Persons named therein (as the same may be amended, modified, restated or replaced).
          “Second Amended Series A Designation” means the Second Amended Certificate of Designation relating to the Series A Preferred Stock filed with the Secretary of State of Delaware in connection with the closing under the Series D Purchase Agreement, as may be amended from time to time.
          “Second Closing Date” means December 19, 2007.
          “Securities Act” means the Securities Act of 1933, as amended.

          “Series A Preferred Stock” means the Series A Redeemable Convertible Preferred Stock, $.0001 par value per share of the Company.
          “Series B Preferred Stock” means the Series B Redeemable Convertible Preferred Stock, $.0001 par value per share of the Company.
          “Series B Warrants” means the warrants to purchase Common Stock of the Company issuable pursuant to that certain Amended and Restated Series B Warrant Agreement, dated as of the date of this Agreement, by and among the Company and the holders thereof.
          “Series C Preferred Stock” means the Series C Redeemable Convertible Preferred Stock, $.0001 par value per share of the Company.
          “Series C Warrants” means the warrants to purchase Common Stock of the Company issuable pursuant to that certain Amended and Restated Series C Warrant Agreement, dated as of the date of this Agreement, by and among the Company and the holders thereof.
          “Series D Certificate of Designation” means the Certificate of Designation relating to the Series D Preferred Stock filed with the Secretary of State of Delaware in connection with the closing under the Series D Purchase Agreement, as may be amended from time to time.
          “Series D Investors” shall have the meaning set forth in the recitals.
          “Series D Preferred Stock” means the Series D Redeemable Convertible Preferred Stock, $.0001 par value per share of the Company.
          “Series D Purchase Agreement” shall have the meaning set forth in the recitals.
          “Shareholders Agreement” means the Second Amended and Restated Securityholders Agreement, dated as of the date of this Agreement, by and among the Company and the Persons named therein (as the same may be amended, modified, restated or replaced).
          “Subsidiary” means any corporation or association (a) more than 50% (by number of votes) of the voting stock of which is at the time owned by the Company, by one or more Subsidiaries, or by the Company and one or more Subsidiaries, (b) any other business entity in which the Company, one or more Subsidiaries, or the Company and one or more Subsidiaries own more than a 50% interest either in the profits or capital of such business entity or (c) whose net earnings, or portions thereof, are consolidated with the net earnings of the Company and are recorded on the books of the Company for financial reporting purposes in accordance with GAAP.
          “Third Closing Date” means May 30, 2008.
          “Transfer” means any transfer, sale, assignment, option, pledge, hypothecation or other direct or indirect disposal of or encumbrance of any Warrant or of any interest therein, either by operation of law or otherwise.

          “Warrant Certificates” shall have the meaning set forth in Section 1.
          “Warrant Price” means an amount equal to the number of shares of Warrant Stock being purchased multiplied by the Exercise Price.
          “Warrants” shall have the meaning set forth in Section 1.
          “Warrant Stock” means the shares of Common Stock issued, issuable or both (as the context may require) upon the exercise of Warrants.
     2.2 Interpretations. For purposes of this Agreement:
          (a) The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” the word “or” is not exclusive; and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.
          (b) Unless the context otherwise requires, references herein: (1) to Sections mean the Sections of this Agreement; (2) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (3) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.
          (c) Headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.
          (d) Relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.”
          (e) Words used in the singular include the plural and words in the plural include the singular.
          (f) Each of the parties to this Agreement has had the benefit of counsel in the negotiation, preparation and execution of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
3. EXERCISE OF WARRANT
     3.1 Exercise.
          Each Warrant shall initially entitle the Holder thereof to purchase shares of Common Stock at a per share exercise price equal to the Exercise Price (subject to adjustment as provided in Section 5), in each case as provided herein and all on the terms and conditions and pursuant to the provisions hereinafter set forth.

     3.2 Manner of Exercise.
          (a) From and after the Original Issue Date and until 5:00 P.M., New York, New York time, on the Expiration Date, a Holder of a Warrant may from time to time exercise such Warrant, on any Business Day, for all or any part of the number of shares of Common Stock purchasable thereunder. In order to exercise a Warrant, in whole or in part, the Holder shall (i) deliver to the Company at the Designated Office a written notice of the Holder’s election to exercise such Warrant (an “Exercise Notice”), which Exercise Notice shall be irrevocable (except as otherwise provided in Section 3.2(e)) and specify the number of shares of Common Stock being purchased, together with the Warrant, (ii) pay to the Company the Warrant Price (the date on which both such delivery and payment shall have first taken place being hereinafter sometimes referred to as the “Exercise Date”) and (iii) if such Holder has not already done so, become a party to each of the Shareholders Agreement and the Registration Rights Agreement by completing and executing a signature page thereof. Such Exercise Notice shall be in the form of the subscription form appearing as Annex A to Exhibit A, duly executed by the Holder or its duly authorized agent or attorney.
          (b) Upon receipt of such Exercise Notice, Warrant and payment and any other materials required to be provided under Section 3.2(a), the Company shall, as promptly as practicable, and in any event within five (5) Business Days thereafter, execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the aggregate number of full shares of Common Stock issuable upon such exercise, together with either any fraction of a share or cash in lieu of any fraction of a share, as hereafter provided in Section 3.4. The stock certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Notice and shall be registered in the name of the Holder or the name of its nominee. A Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a Holder of record of such shares for all purposes, as of the Exercise Date.
          (c) Payment of the Warrant Price may be made by check payable to the order of the Company or, at the option of the Holder, by wire transfer of funds to an account designated by the Company for such purpose.
          (d) If a Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing the shares of Common Stock being issued, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the number of unexercised shares called for by such Warrant. Such new Warrant shall in all other respects be identical with the original Warrant and subject to the terms of this Agreement.
          (e) Notwithstanding the foregoing provisions of this Section 3.2, a Holder (i) may expressly condition the effectiveness of any exercise of a Warrant upon the simultaneous closing of the sale, in an offering registered under the Securities Act or pursuant to the exercise of any drag-along or co-sale rights under the Shareholders Agreement, of the shares of Common Stock as to which the conditional exercise is being made and (ii) may revoke any such conditional exercise in the event that the closing of such sale shall not occur. In the event that such simultaneous exercise and sale shall occur, the Company shall cooperate with such Holder and any third parties involved in such sale to facilitate the issuance and sale of the shares of Common Stock involved.
     3.3 Payment of Charges.
          All shares of Common Stock issuable upon the exercise of a Warrant pursuant to the terms hereof shall be validly issued, fully paid and nonassessable, issued without violation of any preemptive rights and free and clear of all Liens (other than, to the extent permitted by Section 9, any created by actions of the Holder). The Company shall pay all expenses in connection with the issue or delivery thereof, unless such charge is imposed by law upon the Holder, in which case such charge shall be paid by the Holder and the Company shall reimburse the Holder therefor.
     3.4 Fractional Shares.
          The Company shall not be required to issue a fractional share of Common Stock upon exercise of any Warrant. As to any fraction of a share that the Holder of one or more Warrants, the rights under which are exercised in the same transaction, would otherwise be entitled to purchase upon such exercise, the Company shall, at its option, issue upon exercise either (i) the fractional share of Common Stock to which the Holder of one or more Warrants would otherwise be entitled or (ii) a cash adjustment in respect of such final fraction in an amount equal to the same fraction of (A) the Current Market Price of one share of Common Stock on the Exercise Date, if the Common Stock is then publicly traded or (B) the Book Value per share of Common Stock based on the most recent available consolidated balance sheet of the Company, if the Common Stock is not then publicly traded.
4. TRANSFER, DIVISION AND COMBINATION
     4.1 Transfer.
          Subject to compliance with Section 9 and the Shareholders Agreement, each transfer of a Warrant and all rights hereunder, in whole or in part, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of a Warrant at the Designated Office, together with a written assignment of such Warrant in the form of Annex B to Exhibit A hereto, duly executed by the Holder or its agent or attorney. Upon such surrender and delivery, (i) the Company shall, subject to Section 9, execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of the original Warrant not so assigned and the original Warrant shall promptly be cancelled and (ii) if not already a party to the Shareholders Agreement and the Registration Rights Agreement, each assignee shall become a party to each of the Shareholders Agreement and the Registration Rights Agreement by completing and executing a joinder agreement thereto. A Warrant, if properly assigned in compliance with Section 9 and the Shareholders Agreement, may be exercised by the new Holder for the purchase of shares of Common Stock without having a new Warrant issued.

     4.2 Division and Combination.
          Subject to compliance with the applicable provisions of this Agreement, a Warrant may be divided or combined with other Warrants upon presentation thereof at the Designated Office, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with the applicable provisions of this Agreement and the Shareholders Agreement as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.
     4.3 Expenses.
          The Company shall prepare, issue and deliver at its own expense any new Warrant or Warrants required to be issued under this Section 4.
     4.4 Maintenance of Books.
          The Company agrees to maintain, at the Designated Office, books for the registration and transfer of the Warrants.
5. EXERCISE PRICE; ANTIDILUTION PROVISIONS
     5.1 Exercise Price.
          The initial exercise price shall be $3.00 per share of Common Stock (subject to adjustment from time to time as provided in this Section 5) (as so adjusted, the “Exercise Price”).
     5.2 Adjustments; Exceptions.
          (a) If and whenever on or after the Original Issue Date the Company issues or sells or, in accordance with this Section 5, is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Exercise Price in effect immediately prior to the time of such issuance, then immediately upon such issuance or sale or deemed issuance or sale the Exercise Price shall be reduced to the exercise price determined by dividing (i) the sum of (1) the product derived by multiplying the Exercise Price in effect immediately prior to such issuance or sale by the number of shares of Common Deemed Outstanding immediately prior to such issuance or sale, plus (2) the consideration, if any, received by the Company upon such issuance or sale, by (ii) the number of shares of Common Deemed Outstanding immediately after such issue or sale.
          (b) Notwithstanding the foregoing, there shall be no adjustment in the Exercise Price as a result of any issuance or sale (or deemed issuance or sale) of:
          (i) shares of Common Stock issued upon conversion of the Preferred Stock;
          (ii) shares of Common Stock issued upon the exercise of the Warrants, the Series B Warrants or the Series C Warrants;

          (iii) shares of Common Stock issued upon the exercise of Options or other Convertible Securities outstanding as of the First Closing Date;
          (iv) securities issued pursuant to a Board-approved (including at least one of the Investor Directors) bona fide acquisition of an entity by merger, purchase of substantially all of the assets or other reorganization;
          (v) shares of Common Stock issued to Catalyst pursuant to the Options granted under the Catalyst Letter Agreements;
          (vi) shares of Common Stock or other securities issued as a dividend or distribution on, or in connection with a split of or recapitalization of, any of the capital stock of the Company;
          (vii) up to an aggregate of Eight Hundred Thousand (800,000) shares (or such greater or lesser number of shares as may be approved by a majority of the Board (including at least one of the Investor Directors)) of Common Stock reserved for issuance per year pursuant to the Option Plan (subject to adjustment in the event of stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) and shares of Common Stock reserved for issuance pursuant to the Option Plan in lieu of the repayment of certain salary deferrals as approved by a majority of the Board (including at least one of the Investor Directors), which foregoing shares may be subject to Options or restricted stock awards granted under the Option Plan; provided that any Options that expire or terminate unexercised or any restricted stock awards that are repurchased by the Company pursuant to the terms of such award shall not be counted toward the maximum number set forth in this subparagraph (vii) unless and until such shares are subject to new restricted stock awards (or new Options) pursuant to the terms of the Option Plan;
          (viii) shares of Common Stock issued or issuable (including Options to acquire such shares of Common Stock) to suppliers or third-party service providers in connection with the provision of goods or services pursuant to transactions in the ordinary course of business and approved by a majority of the Board, including at least one of the Investor Directors;
          (ix) shares of Common Stock issued or issuable in connection with bona-fide sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships or joint ventures entered into in the ordinary course of business and approved by a majority of the Board, including at least one of the Investor Directors (and by at least a majority of the shares of Preferred Stock and Conversion Common Shares, voting as a single class on a Common Equivalent Basis, then outstanding, if required pursuant to Section 3(c) of the Series D Certificate of Designation);
          (x) securities issued in connection with a Qualified IPO;
          (xi) Permitted Issuances; or

          (xii) Options (covering up to an aggregate of Three Hundred Thirty Thousand (330,000) shares of Common Stock) issued in substitution for outstanding Options;
provided that the aggregate number of shares of Common issued or issuable pursuant to clauses (viii) and (ix) above shall not exceed Three Hundred Fifty Thousand (350,000) shares (or such greater or lesser number of shares as may be approved by a majority of the Board (including at least one of the Investor Directors)) in any twelve-month period.
     5.3 Effect on Exercise Price of Certain Events.
          For purposes of determining any adjustments to the Exercise Price under this Section 5, the following shall be applicable:
          (a) Issuance of Options. If the Company in any manner grants, issues or sells any Options (other than any Options permitted by Section 5.2(b)) and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Exercise Price in effect immediately prior to the time of the granting, issuance or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting, issuance or sale of such Options for such price per share. For purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (i) the sum of (1) the total amount, if any, received or receivable by the Company as consideration for the granting, issuance or sale of such Options, plus (2) the minimum aggregate amount of additional consideration payable to the Company upon exercise of all such Options, plus (3) in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Exercise Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
          (b) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Exercise Price in effect immediately prior to the time of such issuance or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (i) the sum of (1) the total amount received or receivable by the Company as consideration for the issuance or sale of such Convertible Securities, plus (2) the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Exercise Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Exercise Price had been or are to be made pursuant to other provisions of this Section 5, no further adjustment of the Exercise Price shall be made by reason of such issue or sale.
          (c) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Exercise Price in effect at the time of such change shall be immediately adjusted to the Exercise Price that would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment of the Exercise Price would result in an increase in the Exercise Price then in effect, the Company will promptly give all Holders written notice of such increase. For purposes of this subsection (c), if the terms of any Option or Convertible Security that was outstanding as of the Original Issue Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Exercise Price hereunder to be increased.
          (d) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Exercise Price then in effect hereunder shall be adjusted immediately to the Exercise Price that would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if such expiration or termination would result in an increase in the Exercise Price then in effect, the Company will promptly give all Holders of Warrants written notice of such increase. For purposes of this subsection (d), the expiration or termination of any Option or Convertible Security that was outstanding as of the Original Issue Date shall not cause the Exercise Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the Original Issue Date.
          (e) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair market value of such consideration as determined in good faith by the Board. If any Common Stock, Option or

Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be the fair market value as determined in good faith by the Board.
          (f) Integrated Transactions. In case any Option is issued in connection with the issuance or sale of other securities of the Company, together comprising one integrated transaction in which no specific exercise price is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued at an exercise price of $0.01.
          (g) Treasury Shares. The number of shares of Common Stock Outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held shall be considered an issuance or sale of such shares.
          (h) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.
          (i) Subdivisions or Combinations of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be reduced proportionately, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be increased proportionately.
          (j) Recapitalization, Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Company shall make appropriate provisions (in form and substance reasonably satisfactory to the Majority Warrant Holders) to insure that each of the Holders shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of such Holder’s Warrant, such shares of stock, securities or assets as such Holder would have received in connection with such Organic Change if such Holder had exercised its Warrant immediately prior to such Organic Change. In each such case, the Company shall also make appropriate provisions (in form and substance reasonably satisfactory to the Majority Warrant Holders) to insure that the provisions of this Section 5 shall thereafter be applicable to the securities issued upon exercise of the Warrants (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company and the value for the Common Stock reflected by the terms of such consolidation, merger or sale is less than the Exercise Price in effect immediately prior to such consolidation, merger or sale, an immediate adjustment of the Exercise Price to the value for the Common Stock so reflected and a corresponding immediate adjustment in the number of shares of Common Stock acquirable and receivable upon the exercise of the Warrants). The Company shall not effect any such Organic Change, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the Majority Warrant Holders) the obligation to deliver to each such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.
          (k) Certain Other Events. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board shall make an appropriate adjustment in the Exercise Price so as to protect the rights of the Holders of Warrants; provided that no such adjustment shall increase the Exercise Price as otherwise determined pursuant to this Section 5 or decrease the number of shares of Common Stock issuable upon exercise of each Warrant.
     5.4 Notices.
          Immediately upon any adjustment of the Exercise Price, the Company shall give written notice thereof to all Holders, setting forth in reasonable detail and certifying the calculation of such adjustment.
6. NO IMPAIRMENT
          The Company shall not by any action, including amending its charter documents or through any reorganization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other similar voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder of any Warrant against impairment. Without limiting the generality of the foregoing, the Company shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of the Warrants, free and clear of all Liens (other than, to the extent permitted by Section 9, any created by actions of the Holder), and shall use its commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Agreement.

7. RESERVATION AND AUTHORIZATION OF COMMON STOCK; REGISTRATION WITH OR APPROVAL OF ANY GOVERNMENTAL AUTHORITY
          From and after the Original Issue Date, the Company shall at all times reserve and keep available for issuance upon the exercise of the Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants. All shares of Common Stock issuable pursuant to the terms hereof, when issued upon exercise of Warrants with payment therefor in accordance with the terms hereof, shall be duly and validly issued and fully paid and nonassessable, not subject to preemptive rights and shall be free and clear of all Liens (other than, to the extent permitted by Section 9, any created by actions of the Holder). Before taking any action that would result in an adjustment in the number of shares of Common Stock for which the Warrants are exercisable, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction over such action. If any shares of Common Stock required to be reserved for issuance upon exercise of Warrants require registration or qualification with any governmental authority under any federal or state law (other than under the Securities Act or any state securities law) before such shares may be so issued, the Company will in good faith and as expeditiously as possible and at its expense endeavor to cause such shares to be duly registered.
8. NOTICE OF CORPORATE ACTIONS; TAKING OF RECORD; TRANSFER BOOKS
     8.1 Notices of Corporate Actions.
          In the event of: (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or distribution, (other than cash dividends payable upon shares of Preferred Stock of the Company), or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities, (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger involving the Company and any other Person or any transfer or other disposition of all or substantially all the assets of the Company to another Person, (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company, (d) any amendment of the Certificate of Incorporation of the Company or (e) any registration or public offering of Common Stock, the Company shall mail to each Holder of a Warrant in accordance with the provisions of Section 14.2 a notice specifying (i) in the case of a dividend or distribution, the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, (ii) in the case of a reorganization, reclassification, recapitalization, consolidation, merger, transfer, disposition, dissolution, liquidation or winding-up, the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, disposition, dissolution, liquidation or winding-up is to take place, the time, if any such time is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for the shares of stock, securities or assets deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, disposition, dissolution, liquidation or winding-up and a description in reasonable detail of the transaction and (iii) in case of an amendment of the Certificate of Incorporation or any registration or public offering of Common Stock, the expected date of such event and a description in reasonable detail of the event. Such notice shall be mailed to the extent practicable at least thirty (30), but not more than ninety (90) days prior to the date therein specified. In the event that the Company at any time sends any other notice to the holders of its Common Stock, it shall concurrently send a copy of such notice to each Holder of a Warrant.
     8.2 Taking of Record.
          In the case of all dividends or other distributions by the Company to the holders of its Common Stock with respect to which any provision of any Section hereof refers to the taking of a record of such holders, the Company will in each such case take such a record and will take such record as of the close of business on a Business Day.
     8.3 Closing of Transfer Books.
          The Company shall not at any time, except upon dissolution, liquidation or winding up of the Company, close its stock transfer books or Warrant transfer books so as to result in preventing or delaying the exercise or transfer of any Warrant.
9. TRANSFER RESTRICTIONS; LEGENDS
     9.1 Restrictions on Transfer and Entry into Shareholders Agreement and Registration Rights Agreement.
          Concurrently with the execution and delivery of this Agreement, each Holder of an Original Warrant is entering into and becoming a party to each of the Shareholders Agreement and the Registration Rights Agreement, if not already a party thereto, by completing and executing a signature page thereof. The Company shall not be obligated to register any transfer of Warrants and no such purported transfer shall be effective unless and until the transferee has executed and delivered a joinder agreement pursuant to which such assignee becomes a party to the Shareholders Agreement and the Registration Rights Agreement.
     9.2 Legends.
          (a) Each Warrant Certificate shall be stamped or otherwise imprinted with a legend in substantially the following form:
          (i) “NEITHER THE WARRANTS REPRESENTED BY THIS CERTIFICATE NOR ANY OF THE SECURITIES ISSUABLE UPON EXERCISE THEREOF HAVE BEEN REGISTERED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND NEITHER THE WARRANTS REPRESENTED BY THIS CERTIFICATE NOR ANY OF THE SECURITIES ISSUABLE UPON EXERCISE THEREOF MAY BE TRANSFERRED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH DISPOSITION IS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR IS MADE IN A TRANSACTION EXEMPT FROM SUCH REGISTRATION REQUIREMENTS.”

          (ii) “THE WARRANTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A WARRANT AGREEMENT, DATED AS OF AUGUST 27, 2009, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”
          (iii) “THE TRANSFER, SALE, ASSIGNMENT, PLEDGE OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY AND SUBJECT TO THE TERMS AND CONDITIONS SPECIFIED IN THAT CERTAIN SECOND AMENDED AND RESTATED SECURITYHOLDERS’ AGREEMENT, DATED AS OF AUGUST 27, 2009, AS AMENDED AND MODIFIED FROM TIME TO TIME, AMONG XSTREAM SYSTEMS, INC. (THE “COMPANY”) AND CERTAIN SECURITYHOLDERS, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH SECOND AMENDED AND RESTATED SECURITYHOLDERS’ AGREEMENT SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”
          (b) Each certificate for shares of Warrant Stock shall be stamped or otherwise imprinted with a legend in substantially the following form:
          (i) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH DISPOSITION IS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR IS MADE IN A TRANSACTION EXEMPT FROM SUCH REGISTRATION REQUIREMENTS.”
          (ii) “THE TRANSFER, SALE, ASSIGNMENT, PLEDGE OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY AND SUBJECT TO THE TERMS AND CONDITIONS SPECIFIED IN THAT CERTAIN SECOND AMENDED AND RESTATED SECURITYHOLDERS’ AGREEMENT, DATED AS OF AUGUST 27, 2009, AS AMENDED AND MODIFIED FROM TIME TO TIME, AMONG XSTREAM SYSTEMS, INC. (THE “COMPANY”) AND CERTAIN SECURITYHOLDERS, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH SECOND AMENDED AND RESTATED SECURITYHOLDERS’ AGREEMENT SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

          (c) In addition, Warrant Certificates and any certificates for shares of Warrant Stock shall bear any legends required by applicable state law. When any Warrants or shares of Warrant Stock have been registered under the Securities Act, and such Warrants or shares of Warrant Stock have been sold pursuant to such registration or pursuant to Rule 144 under the Securities Act or are eligible to be sold pursuant to paragraph (k) of such Rule, the Holder of such Warrants or shares of Warrant Stock shall be entitled to exchange, as the case may be, the Warrant Certificate representing such Warrants for a Warrant Certificate, or a certificate representing such shares of Warrant Stock for a new certificate, in each case not bearing the legend required by clause (a)(i) or (b)(i), as the case may be, of this Section 9. If any Warrants or shares of Warrant Stock cease to be subject to this Agreement or the Shareholders Agreement, as the case may be, the Holder of such Warrants or Warrant Stock shall be entitled to exchange, as the case may be, the Warrant Certificate representing such Warrants for a Warrant Certificate, or a certificate representing such shares of Warrant Stock for a new certificate, in each case not bearing the legend required by clauses (a)(ii), (a)(iii) or (b)(ii), as the case may be, of this Section 9. Each Holder agrees that, in addition to complying with the restrictions on transfer set forth elsewhere in this Agreement, such Holder will not directly or indirectly Transfer any Warrants (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any Warrants) in violation of the Securities Act, applicable state securities or “blue sky” laws or any rules or regulations thereunder, and such Holder will not Transfer any Warrants unless the conditions set forth in the legend required by clause (a)(i) of this Section 9 are satisfied.
10. LOSS OR MUTILATION
          Upon receipt by the Company from any Holder of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of a Warrant Certificate and an indemnity reasonably satisfactory to it (it being understood that the written indemnification agreement of or affidavit of loss of a Holder of an Original Warrant shall be a sufficient indemnity) and, in case of mutilation, upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant of like tenor to such Holder; provided, however, in the case of mutilation, no indemnity shall be required if a Warrant Certificate in identifiable form is surrendered to the Company for cancellation.
11. OFFICE OF THE COMPANY
          As long as any of the Warrants remain outstanding, the Company shall maintain an office or agency, which may be the principal executive offices of the Company (the “Designated Office”), where the Warrants may be presented for exercise, registration of transfer, division or combination as provided in this Agreement. Such Designated Office shall initially be the office of the Company at 10305 102nd Terrace, Suite 101, Sebastian, Florida 32958. The Company may from time to time change the Designated Office to another office of the Company or its agent within the United States by notice given to all registered Holders of Warrants at least ten (10) Business Days prior to the effective date of such change.
12. FINANCIAL AND BUSINESS INFORMATION
     12.1 Deliveries. Until the applicable Exercise Date with respect to a Warrant, the Company shall deliver to the Holder of such Warrant one copy of each of the following items:

          (a) as soon as available but in any event within thirty (30) days after the end of each monthly accounting period in each fiscal year (other than the third monthly accounting period in each fiscal quarter), unaudited statements of income and cash flows of the Company for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and an unaudited balance sheet of the Company as of the end of such monthly period, setting forth in each case comparisons to the Company’s annual budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with GAAP, subject to the absence of footnote disclosures and to normal year-end adjustments, and shall be certified by the Company’s Chief Financial Officer;
          (b) as soon as available but in any event within forty five (45) days after the end of each fiscal quarter in each fiscal year (other than the fourth fiscal quarter of each fiscal year), unaudited statements of income and cash flows of the Company for such fiscal quarter and for the period from the beginning of the fiscal year to the end of such fiscal quarter, and an unaudited balance sheet of the Company as of the end of such fiscal quarter, setting forth in each case comparisons to the Company’s annual budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with GAAP, subject to the absence of footnote disclosures and to normal year-end adjustments, and shall be certified by the Company’s Chief Financial Officer;
          (c) as soon as available but in any event within ninety (90) days after the end of each fiscal year, audited statements of income and cash flows of the Company for such fiscal year, and an audited balance sheet of the Company as of the end of such fiscal year prepared in accordance with GAAP, and accompanied by, with respect to the consolidated portions of such statements, an opinion of an independent accounting firm of recognized regional standing selected by the Board, together with comparisons to the Company’s annual budget and to the preceding fiscal year;
          (d) accompanying the financial statements referred to in subparagraphs (b) and (c), an officer’s certificate stating that there is no event in existence that, with notice or the passage of time or both, might become an Event of Noncompliance (as defined in the Series D Certificate of Designation) or, if any such event exists, specifying the nature and period of existence thereof and what actions the Company has taken or has proposed to take with respect thereto;
          (e) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company’s operations or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder); and
          (f) within 10 days after transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications that the Company sends to its stockholders and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company’s business and not otherwise posted on the Company’s external website;

provided that any Holder shall be entitled to provide notice to the Company that it elects not to receive copies of the financial statements and other documentation referred to in this Section 12.1(a); and provided, further, that the Company shall be entitled to satisfy its obligations under this Section 12.1(a) through electronic delivery of the financial statements and other documentation referred to in this Section 12.1(a) or by making such information available through a password-protected website.
     12.2 Financial Statements. Each of the financial statements referred to in Sections 12.1(a), 12.1(b) and 12.1(c) shall fairly present in all material respects the financial condition of the Company as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end adjustments (none of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).
13. REPRESENTATIONS AND WARRANTIES
     13.1 Holders.
          Each Holder, by its acceptance of a Warrant, represents that (i) it is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, (ii) it is acquiring such Warrant for its own account, not as a nominee or agent, with the present intention of holding it for purposes of investment, and that it has no present intention of selling it in a public distribution in violation of the federal securities laws or any applicable state securities laws, provided that nothing contained herein shall prevent such Holder from transferring such Warrant in compliance with the provisions of Section 4.1, and (iii) it understands that the Warrant has not been registered under the Securities Act, or applicable state securities laws, and is being issued in reliance on exemptions from such registration requirements and that, as a result, the Warrant may not be re-offered or resold except in compliance with Section 9.
     13.2 Company.
          The Company has full legal right, power and authority to enter into and perform this Agreement and to issue the Warrants and to perform all its obligations relating thereto. The execution and delivery of this Agreement, the issuance of the Warrants by the Company and the consummation of the transactions contemplated hereby and thereby have all been duly authorized by the Board of the Company and, where required, the stockholders of the Company. No consent, waiver or authorization of, or filing with any other Person is required in connection with any of the foregoing or with the validity or enforceability against the Company of this Agreement or the Warrants. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and subject to general principles of equity. The execution, delivery and performance of this Agreement and the Warrants and the consummation of the transactions contemplated hereby and thereby do not and will not, with or without the passage of time or the giving of notice or both, (i) violate any provision of the Company’s Certificate of Incorporation or By-laws or (ii) violate any requirement of law or any material agreement to which the Company is a party. The Warrants have been duly executed and delivered by the Company, have been duly authorized and validly issued free and clear of all liens, encumbrances, equities and claims, are fully paid and non-assessable, and constitutes the legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and subject to general principles of equity.
14. MISCELLANEOUS
     14.1 Nonwaiver.
          No course of dealing or any delay or failure to exercise any right hereunder on the part of the Company or the Holders shall operate as a waiver of such right or otherwise prejudice the rights, powers or remedies of such Person.
     14.2 Notice Generally.
          Any notice, demand, request, consent, approval, declaration, delivery or communication hereunder to be made pursuant to the provisions of this Agreement shall be sufficiently given or made if in writing and either delivered in person with receipt acknowledged or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
          (i) if to any Holder of Warrants, at its last known address appearing on the books of the Company maintained for such purpose;
          (ii) if to the Company, at its Designated Office;
or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, or three (3) Business Days after the same shall have been deposited in the United States mail, or one (1) Business Day after the same shall have been delivered to Federal Express or another overnight courier service.
     14.3 Indemnification.
          If the Company fails to make, when due, any payments provided for in this Agreement, the Company shall pay to the applicable Holder (a) interest at the Agreed Rate on any amounts due and owing to such Holder and (b) such further amounts as shall be sufficient to cover any costs and expenses including reasonable attorneys’ fees and expenses incurred by such Holder in collecting any amounts due hereunder. The Company shall indemnify, save and hold harmless the Holders from and against any and all liability, loss, cost, damage, reasonable attorneys’ and accountants’ fees and expenses, court costs and all other out-of-pocket expenses incurred in connection with or arising from a Company Default. This indemnification provision shall be in addition to the rights of such Holder or Holders to bring an action against the Company for breach of contract based on such Company Default.
     14.4 Limitation of Liability; No Stockholder Rights.
          No provision hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no enumeration herein of the rights or privileges of the Holders, shall give rise to any liability or right of any such Holder to pay the Exercise Price for any Warrant Stock or any liability or rights as a stockholder of the Company, in each case other than pursuant to an exercise of a Warrant and in each case whether such liability is asserted by the Company or by creditors of the Company.
     14.5 Remedies.
          Each Holder of Warrants, in addition to being entitled to exercise its rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights provided under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement, and hereby agrees, in an action for specific performance, to waive the defense that a remedy at law would be adequate.
     14.6 Successors and Assigns.
          Subject to the provisions of Sections 4.1 and 9, this Agreement and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the permitted successors and assigns of the Holders. The provisions of this Agreement are intended to be for the benefit of all Holders from time to time of Warrants, and shall be enforceable by any such Holder and, as provided in Section 4.1, such Holder’s permitted assigns.
     14.7 Amendment.
          This Agreement and the Warrants may be modified or amended or the provisions hereof waived with the written consent of the Company and the Majority Warrant Holders, provided, however, that no such modification or amendment that would treat any Holder in a discriminatory manner may be made without the prior written consent of such Holder.
     14.8 Severability.
          Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     14.9 Governing Law; Jurisdiction.
          In all respects, including all matters of construction, validity and performance, this Agreement and the Warrants and the obligations arising hereunder and thereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida applicable to contracts made and performed in such state, except with respect to the validity of this Agreement and the Warrants, the issuance of Warrant Stock upon exercise of the Warrants and the rights and duties of the Company with respect to registration of transfer, which shall be governed by the laws of the State of Delaware. The Company and each Warrant Holder hereby consents and agrees that the United States District Court for the Southern District of Florida or any court of the State of Florida located in Indian River County, Florida, shall have, except as set forth below, exclusive jurisdiction to hear and determine any claims or disputes between the Company and a Holder of Warrants pertaining to this Agreement or the Warrants or to any matter arising out of or relating to this Agreement or the Warrants, provided, that it is acknowledged that any appeals from those courts may have to be heard by a court located outside of Indian River County, Florida.
[Signature Page Follows]

          IN WITNESS WHEREOF, each of the Company and the Holders have caused this Agreement to be duly executed on its behalf by a duly authorized officer or representative.

COMPANY: XSTREAM SYSTEMS, INC.
By:	/s/ Anthony Chidoni
	Name:	Anthony Chidoni
	Title:	Secretary

HOLDERS:

[Signature Page to Series D Warrant Agreement]